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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No._)*


                            Arbinet-thexchange, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    03875P100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 29, 2007
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No.  03875P100
           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Lampe, Conway & Co., LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,310,742

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,310,742

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,742

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, OO

CUSIP No.  03875P100
           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Steven G. Lampe

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,310,742

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,310,742

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,742

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No.  03875P100
           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Richard F. Conway

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,310,742

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,310,742

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,742

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No.  03875P100
           ---------------------

Item 1(a).  Name of Issuer:


            Arbinet-thexchange, Inc.
            -------------------------------------------------------------------


      (b).  Address of Issuer's Principal Executive Offices:


            120 Albany Street
            Tower II
            New Brunswick, New Jersey 08901
            -------------------------------------------------------------------


Item 2(a).  Name of Person Filing:


            Lampe, Conway & Co., LLC
            Steven G. Lampe
            Richard F. Conway
            -------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:


            Lampe, Conway & Co., LLC
            Steven G. Lampe
            Richard F. Conway
                680 Fifth Avenue
                Suite 1202
                New York, New York  10019
            -------------------------------------------------------------------


      (c).  Citizenship:

            Lampe, Conway & Co., LLC - Delaware limited liability company Steven G. Lampe - United States
            Richard F. Conway - United States
            -------------------------------------------------------------------


      (d).  Title of Class of Securities:


            Common Stock, $0.001 par value per share
            -------------------------------------------------------------------


      (e).  CUSIP Number:


            03875P100
            -------------------------------------------------------------------


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Lampe, Conway & Co., LLC -                       1,310,742
          Steven G. Lampe -                                1,310,742
          Richard F. Conway -                              1,310,742
          ---------------------------------------------------------------------

     (b)  Percent of class:

          Lampe, Conway & Co., LLC -                         5.1%
          Steven G. Lampe -                                  5.1%
          Richard F. Conway -                                5.1%
          ---------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote
                                                                Not Applicable
                                                          --------------------,


          (ii)  Shared power to vote or to direct the vote

                                     Lampe, Conway & Co., LLC -      1,310,742
                                     Steven G. Lampe -               1,310,742
                                     Richard F. Conway -             1,310,742
                                                           --------------------,


          (iii) Sole power to dispose or to direct the
                disposition of                                  Not Applicable
                                                          --------------------,


          (iv)  Shared power to dispose or to direct the
                disposition of
                                     Lampe, Conway & Co., LLC -      1,310,742
                                     Steven G. Lampe -               1,310,742
                                     Richard F. Conway -             1,310,742
                                                          --------------------.

Item 5.  Ownership of Five Percent or Less of a Class.


         Not Applicable
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


         Not Applicable
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


         Not Applicable
         -----------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.


         Not Applicable
         -----------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.


         Not Applicable
         -----------------------------------------------------------------------

Item 10.  Certification.

     By signing below, each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  Lampe, Conway & Co., LLC*

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Managing Member
                                                      Date:  May 31, 2007

                                                  /s/ Steven G. Lampe*
                                                  ---------------------
                                                      Name: Steven G. Lampe
                                                      Date:  May 31, 2007

                                                  /s/ Richard F. Conway*
                                                  ---------------------
                                                      Name: Richard F. Conway
                                                      Date:  May 31, 2007

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

                                                                       EXHIBIT A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated May 31, 2007 relating to the Common Stock of Arbinet-thexchange, Inc. shall be filed on behalf of the undersigned.

                                                  Lampe, Conway & Co., LLC*

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Managing Member
                                                      Date:  May 31, 2007

                                                  /s/ Steven G. Lampe*
                                                  ---------------------
                                                      Name: Steven G. Lampe
                                                      Date:  May 31, 2007

                                                  /s/ Richard F. Conway*
                                                  ---------------------
                                                      Name: Richard F. Conway
                                                      Date:  May 31, 2007

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.



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